UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                         COMDISCO HOLDING COMPANY, INC.
                         ------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    200334100
                                    ---------
                                 (CUSIP Number)


                                 OCTOBER 1, 2002
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 200334100            Schedule 13G                        Page 2 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner International, Ltd.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization   British Virgin Islands

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               151,984
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          151,984
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  151,984
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        3.6%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               CO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 3 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner Institutional
         S.S. or I.R.S. Identifica-     Partners, L.P.
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               134,160
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          134,160
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  134,160
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        3.2%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 4 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner Partners
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               76,745
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          76,745
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  76,745
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        1.8%
                                                                ----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 5 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       M.H. Davidson & Co.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               6,128
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          6,128
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  6,128
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        0.15%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 6 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       M.H. Davidson & Co., L.L.C. 401(K)
         S.S. or I.R.S. Identifica-     Plan
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               389
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          389
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  389
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               EP

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 7 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner International
         S.S. or I.R.S. Identifica-     Advisors, L.L.C.
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
                                                                ---------
Beneficially            (6)     Shared Voting Power             160,172
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        160,172
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  160,172
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         3.8%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 8 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Davidson Kempner Advisors, Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
                                                                ---------
Beneficially            (6)     Shared Voting Power             134,160
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        134,160
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  134,160
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         3.2%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IA

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 9 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       MHD Management Co.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
                                                                ---------
Beneficially            (6)     Shared Voting Power             76,745
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        76,745
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  76,745
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         1.8%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 10 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Marvin H. Davidson
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
                                                                ---------
Beneficially            (6)     Shared Voting Power             377,576
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        377,576
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  377,576
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         9.0%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 11 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Thomas L. Kempner, Jr.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
                                                                ---------
Beneficially            (6)     Shared Voting Power             377,956
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        377,956
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  377,956
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         9.0%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 12 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Stephen M. Dowicz
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power                   155
                                                                ---------
Beneficially            (6)     Shared Voting Power             377,594
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power              155
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        377,594
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  377,749
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         9.0%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 13 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Scott E. Davidson
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power                   265
                                                                ---------
Beneficially            (6)     Shared Voting Power             377,700
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power              265
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        377,700
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  377,965
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         9.0%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 14 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Michael J. Leffell
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
                                                                ---------
Beneficially            (6)     Shared Voting Power             377,630
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        377,630
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  377,630
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         9.0%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 15 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Timothy I. Levart
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     United Kingdom

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
                                                                ---------
Beneficially            (6)     Shared Voting Power             377,594
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        377,594
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  377,594
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         9.0%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 16 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Robert J. Brivio, Jr.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
                                                                ---------
Beneficially            (6)     Shared Voting Power             377,594
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          0
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        377,594
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  377,594
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         9.0%
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 17 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Marvin H. Davidson Foundation, Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               318
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          318
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                    318
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 18 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Susan and Scott Davidson Foundation
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               106
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          106
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                    106
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 19 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Marvin H. Davidson, Trustee, Trust
         S.S. or I.R.S. Identifica-     U/W Sally Davidson
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               53
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          53
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                    53
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 20 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Thomas Kempner and Thomas L.
         S.S. or I.R.S. Identifica-     Kempner, Jr., Trustee, Trust FBO
         tion No. of Above Person       Thomas Nathaniel Kempner
                                        U/A/D 10/31/83
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               5
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          5
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                    5
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 21 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Thomas L. Kempner Jr.,
         S.S. or I.R.S. Identifica-     Foundation, Inc.
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               285
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          285
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                    285
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 22 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Thomas L. Kempner, Jr., Trustee,
         S.S. or I.R.S. Identifica-     Trust FBO Trevor M. Kempner
         tion No. of Above Person       U/A/D 8/31/87
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               5
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          5
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                    5
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 23 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Sexton Freund 1984 Family Trust
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               26
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          26
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                    26
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 24 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Thomas L. Kempner, Jr., Trustee,
         S.S. or I.R.S. Identifica-     Trust FBO Jessica S. Kempner
         tion No. of Above Person       U/A/D 11/3/92
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               5
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          5
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                     5
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 25 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Thomas L. Kempner, Jr., IRA
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               36
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          36
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                     36
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 26 of 36
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person       Michael and Lisa Leffell Foundation
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization     New York

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               36
                                                                ---------
Beneficially            (6)     Shared Voting Power             0
                                                                ---------
Owned by Each           (7)     Sole Dispositive Power          36
                                                                ---------
Reporting Person        (8)     Shared Dispositive Power        0
                                                                ---------
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                     36
                  -------
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         NA
                                                                -----

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               CO

--------------------------------------------------------------------------------

CUSIP No. 200334100            Schedule 13G                        Page 27 of 36
          ---------


Item 1.  (a)      NAME OF ISSUER

                  Comdisco Holding Company, Inc. (the "Company").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  6111 North River Road
                  Rosemont, IL  60018

Item 2.  (a)      NAMES OF PERSONS FILING

                  This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  (i) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (iv)     M.H. Davidson & Co., a New York limited partnership
                           ("CO");

                  (v) M.H. Davidson & Co., L.L.C. 401(K) Plan, an employee benefit plan (the "Plan");

                  (vi) Davidson Kempner International Advisors, L.L.C. a Delaware limited liability company and the manager of DKIL ("DKIA");

                  (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Messrs. Marvin H. Davidson, Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart and Robert J. Brivio, Jr. (collectively, the "Principals"), who are the general partners of CO and MHD, and the sole stockholders of DKIA and DKAI; the Principals, other than Marvin H. Davidson, serve as trustees of the Plan;

                  (x) Marvin H. Davidson Foundation, Inc., a private charitable foundation organized under the laws of New York ("MHD Foundation");

                  (xi) Susan and Scott Davidson Foundation, a private charitable foundation organized under the laws of New York ("SSD Foundation");

                  (xii) Marvin H. Davidson, Trustee, Trust U/W Sally Davidson, a New York trust established under the will of Sally Davidson ("Davidson Trust");

                  (xiii) Thomas L. Kempner and Thomas L. Kempner, Jr., Trustee, Trust FBO Thomas Nathaniel Kempner U/A/D 10/31/83, a

CUSIP No. 200334100            Schedule 13G                        Page 28 of 36
          ---------


                           New York trust established for the benefit of Thomas Nathaniel Kempner ("TNK Trust");

                  (xiv) Thomas L. Kempner, Jr., Foundation, Inc., a private charitable foundation organized under the laws of New York ("TLK Foundation");

                  (xv) Thomas L. Kempner, Jr., Trustee, Trust FBO Trevor M. Kempner U/A/D 8/31/87, a New York trust established for the benefit of Trevor M. Kempner ("TMK Trust");

                  (xvi) Sexton Freund 1984 Family Trust, a New York trust established for the benefit of the offspring of John and Linda Freund ("SF Trust");

                  (xvii) Thomas L. Kempner, Jr., Trustee, Trust FBO Jessica S. Kempner U/A/D 11/3/92, a New York trust established for the benefit of Jessica S. Kempner ("JSK Trust");

                  (xviii) Thomas L. Kempner, Jr., IRA ("IRA"); and (xvix) Michael and Lisa Leffell Foundation, a private charitable foundation organized under the laws of New York ("Leffell Foundation").

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  The address of the principal business offices of each of the Reporting Persons is c/o Davidson Kempner Partners, 885 Third Avenue, Suite 3300, New York, New York 10022

         (c)      CITIZENSHIP

                  (i)      DKIL - a British Virgin Islands corporation
                  (ii)     DKIP - a Delaware limited partnership
                  (iii)    DKP - a New York limited partnership
                  (iv)     CO - a New York limited partnership
                  (v)      Plan - an employee benefit plan
                  (vi)     DKIA - a Delaware limited liability company
                  (vii)    DKAI - a New York corporation
                  (viii)   MHD - a New York limited partnership
                  (ix)     Mr. Davidson - United States
                  (x)      Mr. Kempner - United States
                  (xi)     Mr. Dowicz - United States
                  (xii)    Mr. Davidson - United States
                  (xiii)   Mr. Leffell - United States
                  (xiv)    Mr. Levart - United Kingdom
                  (xv)     Mr. Brivio - United States
                  (xvi)    MHD Foundation - a New York foundation
                  (xvii) SSD Foundation - a New York foundation (xviii) Davidson Trust - a New York trust
                  (xvix)   TNK Trust - a New York trust
                  (xx)     TLK Foundation - a New York foundation
                  (xxi)    TMK Trust - a New York trust

CUSIP No. 200334100            Schedule 13G                        Page 29 of 36
          ---------


                  (xxii)   SF Trust - a New York trust
                  (xxiii)  JSK Trust - a New York trust
                  (xxiv)   IRA - New York
                  (xxv)    Leffell Foundation - a New York foundation

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $0.01 per share (the "Common Stock" or "Shares")

         (e)      CUSIP NUMBER

                  200334100

Item 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4.  OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED:

                  Each of the Principals may be deemed to beneficially own an aggregate of 377,205 Shares as a result of their voting and dispositive power over the 377,205 Shares beneficially owned by DKIA, DKIL, DKIP, DKP and CO. Each of the Principals, other than Marvin H. Davidson, may be deemed to beneficially own an aggregate of an additional 389 Shares as a result of their serving as trustees of the Plan.

                  DKIA may be deemed to beneficially own the 151,984 Shares beneficially owned by DKIL and an additional 8,188 Shares held in an account over which DKIA has discretionary authority as a result of its voting and dispositive power over those Shares. DKAI may be deemed to beneficially own the 134,160 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 76,745 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares.

                  As President of MHD Foundation and Trustee of Davidson Trust, Marvin H. Davidson may be deemed to beneficially own the 318 Shares beneficially owned by MHD Foundation and the 53 Shares owned by Davidson Trust as a result of his voting and dispositive power over those Shares.

                  As President of SSD Foundation, Scott E. Davidson may be deemed to beneficially own the 106 Shares beneficially owned by SSD Foundation as a result of his voting and dispositive power over those Shares.

                  As Trustee of each of the TNK Trust, TMK Trust, JSK Trust and SF Trust , President of TLK Foundation and grantor of IRA, Mr. Kempner may be deemed to beneficially

CUSIP No. 200334100            Schedule 13G                        Page 30 of 36
          ---------


         own the 5 Shares beneficially owned by TNK Trust, the 5 Shares beneficially owned by TMK Trust, the 5 Shares beneficially owned by JSK Trust, the 26 Shares beneficially owned by SF Trust, the 285 Shares beneficially owned by TLK Foundation and the 36 Shares owned by IRA, as a result of his voting and dispositive power over those Shares.

                  As President of Leffell Foundation, Mr. Leffell may be deemed to beneficially own the 36 Shares beneficially owned by Leffell Foundation as a result of his voting and dispositive power over those Shares.

         (b)      PERCENTAGE OWNED:

                  Based on calculations made in accordance with Rule 13d-3(d), and there being 4,200,000 Shares outstanding as of this date as a result of the reorganization of the Company, (i) each of the Principals may be deemed to beneficially own approximately 9.0% of the outstanding Common Stock, (ii) DKIL may be deemed to beneficially own approximately 3.6% of the outstanding Common Stock, (iii) DKIP may be deemed to beneficially own approximately 3.2% of the outstanding Common Stock,
         (iv) DKP may be deemed to beneficially own approximately 1.8% of the outstanding Common Stock, (v) CO may be deemed to beneficially own approximately 0.15% of the outstanding Common Stock, (vi) each of the Plan, MHD Foundation, SSD Foundation, Davidson Trust, TNK Trust, TLK Foundation, TMK Trust, SF Trust, JSK Trust, IRA and Leffell Foundation may be deemed to beneficially own significantly less than 1.0% of the outstanding Common Stock, (vii) DKIA may be deemed to beneficially own approximately 3.8% of the outstanding Common Stock, (viii) DKAI may be deemed to beneficially own approximately 3.2% of the outstanding Common Stock and (ix) MHD may be deemed to beneficially own approximately 1.8% of the outstanding Common Stock.

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING OR DISPOSITIVE POWERS:

                  By virtue of the relationships between and among the Reporting Persons as described in Item 2 and Item 4(b), (i) each of the Principals may be deemed to share the power to direct the voting and disposition of the 377,205 Shares beneficially owned by DKIA, DKIL, DKIP, DKP and CO, (ii) each of the Principals, other than Marvin H. Davidson, may be deemed to share the power to direct the voting and disposition of an additional 389 Shares beneficially owned by the Plan,
         (iii) DKIA may be deemed to share the power to direct the voting and disposition of the 151,984 Shares beneficially owned by DKIL, (iv) DKAI may be deemed to share the power to direct the voting and disposition of the 134,160 Shares beneficially owned by DKIP, (v) MHD may be deemed to share the power to direct the voting and disposition of the 76,745 Shares beneficially owned by DKP, (vi) Marvin H. Davidson may be deemed to

CUSIP No. 200334100            Schedule 13G                        Page 31 of 36
          ---------


         share the power to direct the voting and disposition of an additional 318 Shares beneficially owned by MHD Foundation and an additional 53 Shares owned by Davidson Trust, (vii) Scott E. Davidson may be deemed to share the power to direct the voting and disposition of an additional 106 Shares beneficially owned by SSD Foundation, (viii) Mr. Kempner may be deemed to share the power to direct the voting and disposition of an additional 5 Shares beneficially owned by TNK Trust, an additional 285 Shares beneficially owned by TLK Foundation, an additional 5 Shares beneficially owned by TMK Trust, an additional 5 Shares beneficially owned by JSK Trust, an additional 26 Shares beneficially owned by SF Trust and an additional 36 Shares beneficially owned by IRA, and (ix) Mr. Leffell may be deemed to share the power to direct the voting and disposition of an additional 36 Shares beneficially owned by Leffell Foundation.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The partners, members or stockholders of each of DKIL, DKIP, DKP, CO, DKIA, DKAI and MHD, the persons participating in the Plan, and the beneficiaries of the Davidson Trust, TNK Trust, TMK Trust, SF Trust, JSK Trust, MHD Foundation, SSD Foundation, TLK Foundation and Leffell Foundation have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 200334100            Schedule 13G                        Page 32 of 36
          ---------


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated as of October 10, 2002


                                DAVIDSON KEMPNER INTERNATIONAL, LTD.


                                By:     Davidson Kempner International
                                        Advisers, L.L.C.
                                        General Partner


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Member


                                DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.


                                By:     Davidson Kempner Advisers Inc.
                                        General Partner


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Secretary


                                DAVIDSON KEMPNER PARTNERS


                                By:     MHD Management Co.
                                        General Partner


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  General Partner

CUSIP No. 200334100            Schedule 13G                        Page 33 of 36
          ---------


                                M.H. DAVIDSON & CO. 401(K) PLAN


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee


                                M.H. DAVIDSON & CO., L.L.C.


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Member


                                DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Member


                                DAVIDSON KEMPNER ADVISERS INC.


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Secretary


                                MHD MANAGEMENT CO.


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  General Partner


                                        /s/ Marvin H. Davidson
                                        ----------------------------------------
                                        Name:   Marvin H. Davidson


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.

CUSIP No. 200334100            Schedule 13G                        Page 34 of 36
          ---------


                                        /s/ Stephen M. Dowicz
                                        ----------------------------------------
                                        Name:   Stephen M. Dowicz


                                        /s/ Scott E. Davidson
                                        ----------------------------------------
                                        Name:   Scott E. Davidson


                                        /s/ Michael J. Leffell
                                        ----------------------------------------
                                        Name:   Michael J. Leffell


                                        /s/ Timothy I. Levart
                                        ----------------------------------------
                                        Name:   Timothy I. Levart


                                        /s/ Robert J. Brivio, Jr.
                                        ----------------------------------------
                                        Name:   Robert J. Brivio, Jr.


                                MARVIN H. DAVIDSON FOUNDATION, INC.


                                By:     /s/ Marvin H. Davidson
                                        ----------------------------------------
                                        Name:   Marvin H. Davidson
                                        Title:  President


                                SUSAN AND SCOTT DAVIDSON FOUNDATION


                                By:     /s/ Scott Davidson
                                        ----------------------------------------
                                        Name:   Scott Davidson
                                        Title:  President


                                TRUST U/W SALLY DAVIDSON


                                By:     /s/ Marvin H. Davidson
                                        ----------------------------------------
                                        Name:   Marvin H. Davidson
                                        Title:  Trustee

CUSIP No. 200334100            Schedule 13G                        Page 35 of 36
          ---------


                                TRUST FBO THOMAS NATHANIEL KEMPNER U/A/D 10/31/8


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee


                                THOMAS L. KEMPNER, JR. FOUNDATION


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  President


                                TRUST FBO TREVOR M. KEMPNER U/A/D 8/3/87


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee


                                SEXTON FREUND 1984 FAMILY TRUST


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee


                                TRUST FBO JESSICA S. KEMPNER U/A/D 11/3/92


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Trustee


                                THOMAS L. KEMPNER, JR., IRA


                                By:     /s/ Thomas L. Kempner, Jr.
                                        ----------------------------------------
                                        Name:   Thomas L. Kempner, Jr.

CUSIP No. 200334100            Schedule 13G                        Page 36 of 36
          ---------


                                MICHAEL AND LISA LEFFELL FOUNDATION


                                By:     /s/ Michael J. Leffell
                                        ----------------------------------------
                                        Name:   Michael J. Leffell
                                        Title:  Trustee